Exhibit 99.1

1.

The amount reported includes 831,558.40 membership units of Rural LEC Acquisition LLC that are owned by CEA Capital Partners USA, L.P., 256,441.60 membership units that are owned by CEA Capital Partners USA CI, L.P., 6,878.83 membership units of Mid-Missouri Parent, LLC owned by CEA Capital Partners USA, L.P. and 2,121.17 membership units of Mid-Missouri Parent, LLC owned by CEA Capital Partners USA CI, L.P. The general partner of CEA Capital Partners USA, L.P. is CEA Investment Partners, L.P. The general partner of CEA Capital Partners USA CI, L.P. is CEA Equity Offshore, Ltd. The general partner of CEA Equity Offshore, Ltd. is CEA Investment Partners, L.P. The general partner of CEA Investment Partners, L.P. is CEA Capital Corp. CEA Capital Corp. is wholly owned by Atlantic American Holdings, Inc., which is wholly owned by the J. Patrick Michaels, Jr. Family Trust. CEA Capital Partners USA, L.P., CEA Capital Partners USA CI, L.P., CEA Equity Offshore, Ltd., CEA Investment Partners, L.P., CEA Capital Corp., Atlantic American Holdings, Inc. and the J. Patrick Michaels, Jr. Family Trust disclaim ownership of all securities reported herein in excess of their pecuniary interests, if any, and this report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.